Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Second Quarter 2016 Financial Results and Provides Corporate Update

Current cash balance now expected to fund operations through 2017

Management to host webcast and conference call today at 4:30 p.m. EDT

CHAPEL HILL, N.C. – August 1, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter ended June 30, 2016 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. EDT.

Second Quarter 2016 and Recent Corporate Highlights

•	On July 5, Cempra announced that the U.S. Food and Drug Administration (FDA) had accepted for filing Cempra’s two New Drug Applications (NDAs) for intravenous and oral capsule formulations of Solithera™ (solithromycin) in community-acquired bacterial pneumonia (CABP). Having been granted qualified infectious diseases product (QIDP) designation in 2013, solithromycin’s NDAs have qualified for an eight month priority review. The PDUFA dates are December 27, 2016 for oral and December 28, 2016 for intravenous. Subject to approval by the FDA, Cempra plans to launch Solithera in the U.S. in the first quarter of 2017.

•	In late June, Cempra completed the submission of its Marketing Authorization Application (MAA) for solithromycin to the European Medicines Agency (EMA) for the treatment of community-acquired bacterial pneumonia. The MAA is for both intravenous and oral capsule formulations.

•	In May, Toyama Chemical, a subsidiary of FUJIFILM Holdings Corporation, announced successful results for its Phase 2 community-acquired bacterial pneumonia clinical trial of solithromycin. In this study, 154 patients with CABP were randomized in a 2:1 ratio to receive five days of oral treatment with solithromycin or levofloxacin. All efficacy outcome measures favored solithromycin. Overall safety and tolerability was similar in both treatment groups, including hepatic events such as increases in alanine aminotransferase (ALT). Cempra has licensed solithromycin to Toyama Chemical for certain exclusive rights in Japan.

“Cempra continues to advance its programs successfully and I am excited by the progress we are making with both our clinical development programs and our commercial initiatives as we prepare for the launch of Solithera, subject to approval, early next year,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We remain confident in the data underpinning our NDA and MAA submissions and look forward to working with the regulators to bring the product to the patients who need treatment. In addition, we believe we have the people, strategy and financing in place to see us through our key milestones near-term including the initial commercialization of Solithera in the U.S.”

Upcoming Clinical Development Milestones

Solithromycin

•	Solithromycin pediatric

•	Patient enrollment for Phase 1b trial continues.

•	Phase 2/3 pivotal trial with solithromycin for bacterial infections in pediatric patients has been initiated.

•	Phase 3 trial for solithromycin in urogenital gonorrhea is ongoing.

•	Phase 2 trial in chronic obstructive pulmonary disease (COPD) is ongoing.

•	Phase 2 trial in nonalcoholic steatohepatitis (NASH) is ongoing, interim results expected in fourth quarter 2016.

•	Review of EMA submission for solithromycin in the treatment of CABP is continuing.

•	Review of NDAs by the FDA is ongoing with 2016 PDUFA dates of December 27 for the oral formulation and December 28 for intravenous.

Taksta

•	Phase 3 trial in ABSSSI is ongoing and completion of patient enrollment is expected by the end of 2016.

•	An exploratory trial for Taksta in patients with refractory bone or joint infections is ongoing.

Financial Results for the Three Months Ended June 30, 2016

For the quarter ended June 30, 2016, Cempra reported a net loss of $24.8 million, or $0.51 per share, compared to a net loss of $25.0 million, or $0.57 per share for the second quarter in 2015. Research and development expense in the second quarter of 2016 was $16.0 million, a decrease of 32% compared to $23.7 million in the second quarter of 2015. The lower R&D expense was primarily due to the timing of payments for the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as the company begins its commercial readiness activities and a decrease in clinical expenses as the Phase 3 Oral and Phase 3 IV-to-Oral studies are complete. General and administrative expense was $12.0 million compared to $5.7 million in the second quarter of 2015, driven primarily by commercial readiness activities and increased headcount as the company continues to plan for commercialization of Solithera.

As of June 30, 2016, Cempra had cash and equivalents of $250.7 million and 50.7 million shares outstanding. During the second quarter Cempra implemented an at the market (ATM) financing program through which it sold 2.5 million shares resulting in net proceeds of $45.8 million which is included in cash and cash equivalents at the end of the second quarter. So far in the third quarter, the company has continued to utilize its ATM facility with the sale of approximately 1.6 million shares resulting in proceeds of approximately $29.2 million. In total, the company’s utilization of its ATM has resulted in the sale of approximately 4.1 million shares and net proceeds of approximately $75.0 million.

Updated Financial Guidance

The company’s current cash and equivalents, including the proceeds of the sale of common stock through the company’s ATM through the end of July, are expected to be sufficient to fund ongoing operations through 2017, assuming continued timely receipts under the BARDA contract and receipt of expected milestone payments from Toyama. This projection does not include any funds from additional financings or partnerships.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers and using conference number: 52516495. A live webcast of the call will be available from the investor relations sections of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering the conference number: 52516495.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithera™ (solithromycin, CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and new drug applications for both intravenous and oral capsule formulations have been accepted for review by the FDA. Additionally, a Marketing Authorization Application has been submitted to the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; our need to obtain additional funding when and as needed and our ability to obtain future funding on acceptable terms; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and equivalents	250,744	153,765
Receivables	4,031	7,639
Prepaid expenses	1,323	573

Total current assets	256,098	161,977

Furniture, fixtures and equipment, net	69	90
Deposits	218	73

Total assets	256,385	162,140
Liabilities
Current liabilities
Accounts payable	14,534	9,635
Accrued expenses	1,232	1,475
Accrued payroll and benefits	2,226	2,337
Current portion of long-term debt	6,667	4,444

Total current liabilities	24,659	17,891

Deferred revenue	11,326	11,326
Long-term debt	11,953	15,258

Total liabilities	47,938	44,475

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	51	44
Additional paid-in capital	581,629	436,643
Accumulated deficit	(373,233)	(319,022)

Total shareholders’ equity	208,447	117,665

Total liabilities and shareholders’ equity	256,385	162,140

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended June 30,
	2016	2015
Revenues	3,420	5,054

Operating Expenses
R&D	16,018	23,676
G&A	11,988	5,732

Total Operating Expenses	28,006	29,408

Loss from operations	(24,586)	(24,354)

Other income (expense), net	(219)	(615)

Net loss and comprehensive loss	(24,805)	(24,969)

Net loss attributable to common shareholders	(24,805)	(24,969)

Basic and diluted net loss per share	(0.51)	(0.57)
Basic and diluted weighted average shares	48,898	43,686

	Six Months Ended June 30,
	2016	2015
Revenues	6,099	19,017

Operating Expenses
R&D	39,547	49,793
G&A	20,312	10,382

Total Operating Expenses	59,859	60,175

Loss from operations	(53,760)	(41,158)

Other income (expense), net	(451)	(1,228)

Net loss and comprehensive loss	(54,211)	(42,386)

Net loss attributable to common shareholders	(54,211)	(42,386)

Basic and diluted net loss per share	(1.12)	(0.98)
Basic and diluted weighted average shares	48,375	43,181

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Melyssa Weible

Elixir Health PR

(201) 723-5805

mweible@elixirhealthpr.com

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